UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 26, 2006
IVAX Corporation

(Exact name of registrant as specified in its charter)

Florida	1-09623	26-0132770

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard
Miami, Florida	33137

(Address of principal executive offices)	(Zip Code)
(305) 575-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     To recognize the performance of the executives and senior management employees, the Compensation and Stock Option Committee of our Board approved a salary increase for one executive officer and cash bonus awards as set forth below. The approval of the Committee was subject to the approval of Teva, which was obtained immediately prior to the consummation of the merger.

			Bonus
			Included in		Shares
			Severance		Underlying
	Base Salary	2006 Base	Cancellation	Additional	Options
Name	Increase ($)	Salary($)	($)	Bonus($)	Granted (#)
Phillip Frost, M.D.	0	945,000	715,000	1,160,000	0
Neil Flanzraich	0	792,750	475,000	175,000	0
Jane Hsiao, Ph.D.	0	792,750	550,000	850,000	0
Rafick G. Henein, Ph.D.	51,487	787,012	300,000	75,000	0
Frank C. Condella, Jr.	0	468,000	75,000	0	0
     The Committee again engaged ORC Worldwide™, a management consulting firm specializing in human resources and compensation issues, to advise the Committee in its compensation determinations and best practices. All proposals were reviewed and approved by Teva. The consultants and the Committee concurred that the total compensation paid to each of our “Top 5” executive officers, including this compensation above, was within acceptable ranges when compared to our peer companies. The Committee’s compensation determinations during 2005 were significantly impacted by the proposed merger, both with respect to the analysis of the executives’ positions and focus (as executives’ responsibilities changed) and as to available compensation.
     Only one salary increase was granted because the other executives were not likely to continue in their prospective positions with the Company after the merger. Additionally, pursuant to the Agreement and Plan of Merger between IVAX and Teva, IVAX was prohibited from granting any options to purchase IVAX Common Stock to any of IVAX’s executive officers. Stock options have historically represented a significant portion of executive compensation. Cash bonus awards took into consideration level of position within the Company, individual performance, Company and/or business unit performance, uncertainties associated with the merger and the other limitations on compensation resulting from the merger, such as described above. Only a portion of the bonus award for 2005 was included in the severance payment calculations under the change in control employment agreements that each of these officers, other than Mr. Condella, has with the Company, which agreements become effective upon the completion of the merger. Such portion of the bonus is set forth in the table above.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     (a) - (f) On January 26, 2006, in accordance with the merger agreement among the parties, Ivory Acquisition Sub, Inc., a wholly owned subsidiary of Teva Pharmaceutical Industries Ltd. (“Teva”), merged with and into IVAX Corporation (“IVAX”), with IVAX the surviving corporation in such merger. Immediately thereafter, IVAX merged with and into Ivory Acquisition Sub II, Inc., another wholly owned subsidiary of Teva, with Ivory Acquisition Sub II, Inc. the surviving corporation in such subsequent merger and renamed “IVAX Corporation” as the successor to the pre-merger IVAX Corporation. Pursuant to such mergers, IVAX became a wholly owned subsidiary of Teva. There were no material relationships, other than in respect of the mergers, between Teva and IVAX or any of IVAX’ affiliates, directors or officers, or associates of its directors or officers.
     Pursuant to the merger agreement, IVAX shareholders had the right to elect to receive for each IVAX share they owned either 0.8471 Teva ADRs or $26.00 in cash, subject to proration such that in the aggregate 50% of the IVAX shares were converted into Teva ADRs and 50% were converted into cash. The aggregate merger consideration paid to IVAX shareholders was approximately 123 million Teva ADRs and $3.75 billion in cash, as follows (based on the final results of the elections):
•	Stock Elections: IVAX shareholders who validly elected to receive all stock received 0.8471 Teva ADRs for 51.90922% of their shares of IVAX common stock and $26.00 in cash for approximately 48.09078% of their shares of IVAX common stock, or effectively on a per share basis: 0.4397 Teva ADRs and $12.50 for each share of IVAX common stock for which such election was made;

•	Cash Elections: IVAX shareholders who validly elected to receive all cash received $26.00 in cash for each share of IVAX common stock for which such election was made; and

•	Non-Elections: IVAX shareholders who did not make a valid election received $26.00 in cash for each share of IVAX common stock.
Pursuant to the merger agreement, fractional ADRs were not issued. In lieu thereof, IVAX shareholders received cash.
Item 5.01 Changes in Control of Registrant.
     (a) On January 26, 2006, Teva acquired control of IVAX pursuant to the mergers described in Item 2.01 above, which description is incorporated herein by reference, including the description as to the consideration used by Teva to acquire control and the source of such consideration. Teva beneficially owns 100% of the voting securities of IVAX. The cash consideration was financed through bridge facilities provided by Bank Leumi, Bank Hapoalim and Lehman Brothers and Credit Suisse First Boston, as well as through internal resources. In accordance with the merger agreement, following the mergers described in Item 2.01 above, Dr. Phillip Frost, the chairman of the board and chief executive officer of IVAX prior to the mergers and the chief executive officer of IVAX subsequent to the mergers, joined the Teva board of directors as vice chairman.
     (b) Not applicable.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) On January 26, 2006, all of the directors of IVAX were replaced by operation of law as a result of the merger between IVAX and a subsidiary of Teva. On February 28, 2006, Neil Flanzraich, the former president of IVAX, and Frank C. Condella, Jr., the former president of IVAX Pharmaceuticals Europe, retired from IVAX.
     (c) Effective January 26, 2006, George S. Barrett, Group Vice President-North America of Teva and President and CEO-Teva North America, was appointed President of IVAX. Mr. Barrett, age 50, has served as Group Vice-President-North America and Chief Executive Officer of Teva North America since January 2005. Mr. Barrett has recently joined the newly created Office of the CEO of Teva. In this capacity, Mr. Barrett oversees Teva’s Global Market Management, including strategies for positioning Teva in key markets, within evolving National Healthcare Systems. Mr. Barrett previously was President and Chief Executive Officer of Teva USA from March 1999 to December 2004. Prior to his joining Teva in 1999, Mr. Barrett was President and Chief Executive Officer of Diad Research, a technology start-up based at the Johns Hopkins School of Medicine. Mr. Barrett was President of Barre National, a subsidiary of Alpharma Inc., from 1991 to 1994 and President of Alpharma’s U.S. pharmaceutical group from 1994 to 1997. From 1981 to 1991, Mr. Barrett served in various positions with NMC Laboratories, serving as President from 1988 through its acquisition by Alpharma Inc. Mr. Barrett received his Bachelor’s Degree from Brown University in 1977 and his M.B.A. from New York University in 1988. Mr. Barrett serves as a Board member and as a past Chairman for the Generic Pharmaceutical Industry Association (GPhA) and is also a Director of The American Foundation for Pharmaceutical Education (APFE) and The University of Maryland School of Pharmacy.
     (d) The new directors of IVAX are as follows: Mr. Barrett, Richard Egosi and William S. Marth. Such persons were previously the directors of Ivory Acquisition Sub II, Inc.
Item 5.03 Amendments to Articles of Incorporation or Bylaws.
     On January 26, 2006, pursuant to the merger agreement and as a result of the merger between IVAX and Ivory Acquisition Sub II, Inc., the restated articles of incorporation and bylaws of the pre-merger IVAX Corporation were replaced in full by the articles of incorporation and bylaws of Ivory Acquisition Sub II, Inc.
Item 8.01 Other Events.
     On February 22, 2006, IVAX issued a press release regarding its offer, pursuant to the governing indenture, to repurchase any and all of its outstanding 4.5% Convertible Senior Subordinated Notes due 2008 for cash at a purchase price, per $1,000 principal amount, equal to 100% of the principal amount together with $17.88, representing accrued but unpaid interest to (but excluding) April 8, 2006. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press release issued February 22, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IVAX CORPORATION
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	Senior Vice President

Date: March 3, 2006

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